CONTACTS:

LP Investor Relations Aaron Howald 615.986.5792 Aaron.Howald@lpcorp.com	LP Media Contact Breeanna Straessle 615.986.5886 Breeanna.Straessle@lpcorp.com

LP REPORTS THIRD QUARTER 2020 RESULTS AND ANNOUNCES QUARTERLY DIVIDEND

NASHVILLE, Tenn. (November 3, 2020) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its financial results for the three and nine months ended September 30, 2020.

Key Highlights for the Third Quarter versus Same Quarter Prior Year

•Total net sales increased by 32% to $795 million

◦	LP® SmartSide® siding revenue increased by 22% to $260 million - 19% higher sales volume and 3% higher prices

◦	OSB segment revenue increased by 87% to $368 million - 97% higher prices offset by 5% lower sales volume

◦	South America revenue increased by 25% to $45 million - 33% higher sales volume

◦	The strategic exit of fiber decreased net sales by $22 million
•Net income attributed to LP increased by $175 million to $177 million ($1.57 per diluted share)

•	Adjusted Diluted EPS(1) increased by $1.48 to $1.56 per share

•	Adjusted EBITDA(1) increased by $224 million to $273 million, including $179 million due to increased OSB prices and $23 million due to increased SmartSide sales

•	Cash flow from operating activities of $218 million

•	LP announces a quarterly cash dividend of $0.145 per share

(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS” below.

“Q3 was a record quarter for SmartSide sales, with revenue growth of 22% above Q3 2019," said LP Chief Executive Officer Brad Southern. "LP is almost a year ahead of pace to achieve our transformation targets for growth and efficiency. Most importantly, we accomplished this sustainably and safely.”

Strategic Update and Execution of Capital Allocation Plan

•	Achieved $137 million in cumulative EBITDA from growth and efficiency since January 2019 towards the 2021 target of $165 million

•	Paid $49 million in dividends during the first nine months of 2020 and announced an additional $0.145 per share dividend

•	Paid $29 million to repurchase 0.9 million shares through share repurchase programs during the three and nine months ending September 30, 2020

•	Cash and cash equivalents of $420 million as of September 30, 2020

"Being ahead of pace with regard to growth and efficiency targets has contributed to significant cash generation in the quarter," said LP Executive Vice President and Chief Financial Officer Alan Haughie. "LP has generated $338 million in cash flow from operations year to date. After dividends of $49 million and $29 million in share repurchases, we ended the quarter with nearly $1 billion of liquidity, including $420 million in cash."

COVID-19 Response Update

The COVID-19 pandemic did not materially impact our results of operations for the three and nine months ended September 30, 2020, but continues to have a significant adverse effect on many sectors of the economy and the overall financial condition in the U.S. LP is continuing to follow national, state and local health and safety guidelines while it operates to provide LP products to support critical infrastructure needs. Employees able to work from home have continued to do so. LP has rigorous cleaning and social distancing protocols as outlined by the Centers for Disease Control and Prevention (CDC). LP is running full mill operating schedules as of September 30, 2020. However, the duration of the COVID-19 pandemic, the actions to contain the pandemic and mitigate its impacts, and the effects on our operations cannot be reasonably estimated.

THIRD QUARTER OF 2020 RESULTS

Total net sales for the third quarter of 2020 increased by $192 million to $795 million compared to the third quarter of 2019. SmartSide revenue increased by $47 million (or 22%) and OSB prices increased by $179 million on five percent lower sales volume. Revenue for LP South America increased by $9 million due to 33% higher sales volume. The strategic exits from fiber and CanExel® products reduced net sales by $22 million and $15 million, respectively.

Net income attributed to LP for the third quarter of 2020 increased by $175 million over the prior year to $177 million, or $1.57 per diluted share. In addition to the increase in OSB pricing and SmartSide growth, wood fiber and resin costs were favorable in the quarter by $9 million compared to the same period in 2019.

Adjusted EBITDA for the third quarter of 2020 increased by $224 million over the prior year to $273 million, including $179 million of OSB pricing, $23 million of SmartSide growth, and $9 million of favorable raw material prices. Adjusted Diluted earnings per share for the third quarter of 2020 was $1.56 compared to $0.08 in the third quarter of 2019.

FIRST NINE MONTHS OF 2020 RESULTS

Total net sales for the first nine months of 2020 increased by $155 million over the prior year to $1.9 billion. SmartSide revenue increased by $57 million (or 10%), and OSB prices increased by $235 million, partially offset by eight percent lower sales volume. LP South America revenue was $2 million lower than the prior year, which includes $22 million of unfavorable foreign currency movements. EWP net sales was lower by $22 million and the strategic exits from fiber and CanExel products reduced net sales by $43 million and $24 million, respectively.

Net income attributed to LP for the first nine months of 2020 increased by $197 million to $243 million, or $2.15 per diluted share, compared to the prior year. In addition to the increase in OSB prices and growth in SmartSide sales, raw material costs (wood fiber and resin) and freight expenses were favorable to the prior year by $16 million and $11 million, respectively. Fiber discontinuance costs of $21 million were recognized during the nine months ended September 30, 2020, which includes non-cash exit and impairment charges totaling $18 million as well as $3 million of severance costs.

Adjusted EBITDA for the first nine months of 2020 increased by $293 million over the prior year to $453 million, including $235 million of OSB pricing, $28 million of SmartSide growth, and $27 million of favorable freight and raw material prices. Adjusted Diluted EPS for the first nine months of 2020 was $2.32 per diluted share compared to $0.32 per diluted share in the first nine months of 2019.

SEGMENT RESULTS

Siding

The Siding segment consists of LP® SmartSide® Trim & Siding and LP® Outdoor Building Solutions®. During the nine months ended September 30, 2020, LP CanExel® prefinished siding was reclassified from Siding to Other. All prior periods presented have been adjusted for comparability.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Net sales	$268	$244	10%	$700	$695	1%
Adjusted EBITDA	76	44	73%	169	128	32%
Adjusted EBITDA margin	28%	18%		24%	18%

Net sales increased by $24 million (or 10%) and by $5 million (or one percent) for the three and nine months ended September 30, 2020, respectively, compared to the corresponding periods in 2019. This is primarily due to SmartSide revenue increases of 22% (19% volume, 3% prices) and 10% (9% volume, 1% prices) for the three and nine months ended September 30, 2020, respectively. The strategic exit of fiber decreased revenue by $22 million and $43 million for the three and nine months ended September 30, 2020.

Adjusted EBITDA increased over the prior year by $32 million and $41 million, respectively, for the three and nine months ended September 30, 2020, primarily due to the increased SmartSide revenue, increased production at the Dawson Creek facility, and lower raw material costs, partially offset by a decrease in fiber sales.

Oriented Strand Board (OSB)

The OSB segment manufactures and distributes OSB structural panel products including LP OSB and Structural Solutions products such as LP® TechShield® Radiant Barrier, LP® TopNotch® Sub-Flooring, LP Legacy® Premium Sub-Flooring, LP WeatherLogic® Air & Water Barrier, and LP® FlameBlock® Fire-Rated Sheathing.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Net sales	$368	$197	87%	$792	$605	31%
Adjusted EBITDA	189	(1)	NA	270	4	NA
Adjusted EBITDA margin	51%	(1)%		34%	1%

Net sales increased by $171 million (or 87%) and by $187 million (or 31%) for the three and nine months ended September 30, 2020, respectively, compared to the corresponding periods in 2019. OSB prices increased over the prior year by $179 million and $235 million for the three and nine month periods, partially offset by five percent and eight percent lower volumes. Structural Solutions sales volume as a percentage of total OSB segment sales volume was 44% and 43% for the three and nine months ended September 30, 2020, compared to 43% and 42% in the comparable periods of 2019.

Adjusted EBITDA increased over the prior year by $190 million and $266 million for the three and nine months ended September 30, 2020, respectively, primarily due to increased OSB prices and lower raw material costs.

Engineered Wood Products (EWP)

The EWP segment consists of LP® SolidStart® I-Joist (I-Joist), Laminated Veneer Lumber (LVL), Laminated Strand Lumber (LSL), and other related products. This segment also includes the sales of I-Joist and LVL products produced by the joint venture and sales of plywood produced as a by-product of the LVL production process.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Net sales	$103	$105	(2)%	$281	$303	(7)%
Adjusted EBITDA	9	6	50%	21	22	(5)%
Adjusted EBITDA margin	9%	5%		7%	7%

Net sales decreased by $2 million (or two percent) and by $22 million (or seven percent) and Adjusted EBITDA increased by $3 million and decreased by $1 million for the three and nine months ended September 30, 2020, respectively, compared to the corresponding periods in 2019.

South America

LP's South American segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in Chile and Brazil and operates sales offices in Chile, Brazil, Peru, Columbia and Argentina.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Net sales	$45	$36	25%	$119	$121	(2)%
Adjusted EBITDA	11	7	57%	29	27	7%
Adjusted EBITDA margin	24%	20%		24%	22%

Foreign currency changes lowered net sales and Adjusted EBITDA by $7 million and $1 million, respectively, for the three months ended September 30, 2020, compared to 2019. For the nine months ended September 30, 2020, foreign currency changes lowered net sales and Adjusted EBITDA by $22 million and $2 million, respectively, compared to 2019. Excluding foreign currency changes, net sales in both the three and nine month periods increased due to higher OSB and Siding volumes (local and export), partially offset by higher imported resin costs.

About Louisiana-Pacific Corporation

As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders worldwide. Its extensive offerings include innovative and dependable building products and accessories, such as the LP Structural Solutions portfolio (LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® TechShield® Radiant Barrier, LP® FlameBlock® Fire-Rated Sheathing and more), oriented strand board (OSB), LP® TopNotch® Sub-Flooring, LP® SmartSide® Trim & Siding, LP® Outdoor Building Solutions®, and LP Elements® Performance Fencing. In addition to product solutions, LP provides industry-leading service and warranties. Since its founding in 1973, LP has been Building a Better World™ by helping customers construct beautiful, durable homes. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile and Brazil. For more information, visit LPCorp.com.

Forward-Looking Statements

This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: impacts from public health issues (including global pandemics, such as the COVID-19 pandemic) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; changes in governmental fiscal and monetary policies, including tariffs, and levels of employment; changes in general economic conditions, including impacts from the COVID-19 pandemic; changes in the cost and availability of capital; changes in the level of home construction and repair activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost of and availability of transportation; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in general and industry-specific environmental laws and regulations; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenge or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation and other legal proceedings; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Use of Non-GAAP information

In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. We disclose income attributed to LP before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items Adjusted EBITDA, which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP, which excludes loss on impairment attributed to LP, product-line discontinuance charges, interest outside of normal operations, other operating credits and charges, net, gain (loss) on acquisition, and adjusts for a normalized tax rate (Adjusted Income). We also disclose Adjusted Diluted EPS, calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing this measure should allow interested persons to more readily compare the earnings for past and future periods.

Neither Adjusted EBITDA, Adjusted Income, nor Adjusted Diluted EPS is a substitute for the U.S. GAAP measure of net income or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly-titled measures differently and therefore, as presented by us, these measures may not be comparable to similarly-titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operations of our business.

###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$795	$603	$1,928	$1,773
Cost of sales	(503)	(529)	(1,411)	(1,540)
Gross profit	292	75	517	233
Selling, general, and administrative expenses	(52)	(58)	(157)	(172)
Loss on impairment	(1)	(5)	(16)	(6)
Other operating credits and charges, net	3	(3)	(5)	(2)
Income from operations	242	8	339	53
Interest expense	(5)	(6)	(17)	(14)
Investment income	—	2	3	9
Other non-operating items	—	(1)	4	8
Income before income taxes	237	3	329	56
Provision for income taxes	(60)	(3)	(88)	(13)
Net income	$177	$1	$241	$42
Net loss attributed to noncontrolling interest	—	1	2	3
Net income attributed to LP	$177	$2	$243	$46

Basic net income per share of common stock:
Net income per share - basic	$1.58	$0.02	$2.16	$0.37
Diluted net income per share of common stock:
Net income per share - diluted	$1.57	$0.02	$2.15	$0.36

Average shares of common stock used to compute net income per share:
Basic	112	121	112	125
Diluted	113	122	113	126

CONDENSED CONSOLIDATED BALANCE SHEETS
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions) (Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$420	$181
Receivables, net of allowance for doubtful accounts of $2 million and $1 million at September 30, 2020, and December 31, 2019, respectively	228	164
Inventories	238	265
Prepaid expenses and other current assets	18	9
Total current assets	904	619

Timber and timberlands	48	63
Property, plant, and equipment, net	902	965
Operating lease assets	40	44
Goodwill and other intangible assets	47	53
Investments in and advances to affiliates	12	10
Restricted cash	—	14
Other assets	20	67
Total assets	$1,973	$1,835
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	242	242
Other current liabilities	2	2
Total current liabilities	244	244

Long-term debt	348	348
Deferred income taxes	72	73
Non-current operating lease liabilities	32	36
Other long-term liabilities	124	133
Total liabilities	820	834

Redeemable noncontrolling interest	11	10

Stockholders’ equity:
Common stock	129	130
Additional paid-in capital	450	454
Retained earnings	1,132	966
Treasury stock	(399)	(406)
Accumulated comprehensive loss	(170)	(153)
Total stockholders’ equity	1,142	991
Total liabilities and stockholders’ equity	$1,973	$1,835

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$177	$1	$241	$42
Adjustments to net income:
Depreciation and amortization	28	30	84	90
Loss on impairment	1	5	16	6
Gain on acquisition	—	—	—	(14)
Deferred taxes	—	5	1	18
Other adjustments, net	7	12	17	16
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	(48)	(6)	(75)	(46)
Prepaid expenses and other current assets	(2)	(3)	(7)	(6)
Inventories	4	31	6	14
Accounts payable and accrued liabilities	35	(11)	13	(29)
Income taxes payable, net of receivables	16	(4)	42	(33)
Net cash provided by operating activities	218	59	338	58
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(14)	(37)	(53)	(118)
Investments in unconsolidated affiliate	—	(3)	—	(3)
Proceeds from business divestiture	1	—	15	—
Redemption of insurance cash surrender value	—	—	10	—
Cash acquired in acquisition	—	—	—	33
Other investing activities	—	(1)	3	(1)
Net cash used in investing activities	(13)	(40)	(25)	(90)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	—	—	(350)	(3)
Borrowing of long-term debt	—	—	350	—
Payment of cash dividends	(16)	(16)	(49)	(50)
Purchase of stock	(29)	(42)	(29)	(480)
Other financing activities	—	(2)	(6)	(8)
Net cash used in financing activities	(45)	(60)	(84)	(541)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1	(2)	(4)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	161	(44)	225	(574)
Cash, cash equivalents, and restricted cash at beginning of period	259	362	195	892
Cash, cash equivalents, and restricted cash at end of period	$420	$318	$420	$318

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS

We consider the following items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Housing starts[1]:
Single-Family	284	246	716	674
Multi-Family	104	103	300	290
	388	349	1,016	964

[1] Actual U.S. Housing starts data reported by U.S. Census Bureau as published through October 20, 2020.

The following table sets forth North American sales volumes for the three months ended September 30, 2020 and 2019:

	Three Months Ended September 30, 2020				Three Months Ended September 30, 2019
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide® siding (MMSF)	395	—	—	395	332	—	—	332
SmartSide® fiber siding (MMSF)	22	—	—	22	56	—	—	56
OSB - commodity (MMSF)	—	531	—	531	4	565	—	569
OSB - Structural Solutions (MMSF)	—	406	—	406	1	419	5	425
I-Joist (MMLF)	—	—	28	28	—	—	28	28
LVL (MCF)	—	—	1,791	1,791	—	—	1,870	1,870
LSL (MCF)	—	—	850	850	—	—	751	751

We monitor sales volumes for our products in our Siding, OSB and EWP segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.

The following table set forth North American sales volume for the nine months ended September 30, 2020, and 2019:

	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2019
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide® siding (MMSF)	1,005	—	—	1,005	926	—	—	926
SmartSide® fiber siding (MMSF)	83	—	—	83	161	—	—	161
OSB - commodity (MMSF)	—	1,533	—	1,533	47	1,685	17	1,749
OSB - Structural Solutions (MMSF)	—	1,142	—	1,142	4	1,229	16	1,249
I-Joist (MMLF)	—	—	78	78	—	—	73	73
LVL (MCF)	—	—	5,084	5,084	—	—	5,351	5,351
LSL (MCF)	—	—	2,122	2,122	—	—	2,418	2,418

We measure the Overall Equipment Effectiveness (OEE) of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently and, therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements. The OEE for the three and nine months ended September 30, 2020 and 2019 for each of our segments is listed below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Siding	88%	85%	88%	86%
OSB	87%	86%	88%	86%
EWP	90%	78%	89%	80%
South America	75%	75%	72%	76%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(Dollar amounts in millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales
Siding	$268	$244	$700	$695
OSB	368	197	792	605
EWP	103	105	281	303
South America	45	36	119	121
Other	11	21	36	53
Intersegment sales	—	(1)	—	(4)
Total sales	$795	$603	$1,928	$1,773

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP DILUTED EPS
(Dollar amounts in millions, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income	$177	$1	$241	$42
Add (deduct):
Net loss attributed to noncontrolling interest	—	1	2	3
Income attributed to LP	177	2	243	46
Provision for income taxes	60	3	88	13
Depreciation and amortization	28	29	84	89
Stock-based compensation expense	5	2	8	6
Loss on impairment attributed to LP	1	5	15	6
Other operating credits and charges, net	(2)	3	(4)	2
Product-line discontinuance charges	(1)	—	9	—
Interest expense	5	6	17	14
Investment income	—	(2)	(3)	(9)
Other non-operating items	—	1	(4)	(8)
Adjusted EBITDA	$273	$49	$453	$160

Siding	$76	$44	$169	$128
OSB	189	(1)	270	4
EWP	9	6	21	22
South America	11	7	29	27
Other	(5)	(1)	(13)	(1)
Corporate	(7)	(6)	(23)	(20)
Adjusted EBITDA	$273	$49	$453	$160

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income	$177	$1	$241	$42
Add (deduct):
Net loss attributed to noncontrolling interest	—	1	2	3
Income attributed to LP	177	2	243	46
Loss on impairment attributed to LP	1	5	15	6
Other operating credits and charges, net	(2)	3	(4)	2
Product-line discontinuance	(1)	—	9	—
Gain on acquisition of controlling interest	—	—	—	(14)
Reported tax provision	60	3	88	13
Adjusted income before tax	235	13	351	53
Normalized tax provision at 25%	(59)	(3)	(88)	(13)
Adjusted Income	$176	$10	$263	$40
Diluted shares outstanding	113	122	113	126
Adjusted Diluted EPS	$1.56	$0.08	$2.32	$0.32